Exhibit 99.1
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                                  PRESS RELEASE
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   (For Further Information Contact: Jonathan P. Robinson, CFO (610) 878-7429)

             CRW FINANCIAL, INC. SIGNS DEFINITIVE AGREEMENT TO MERGE
                        WITH TELESPECTRUM WORLDWIDE, INC.

WEST CONSHOHOCKEN, PA. September 3, 1998 CRW FINANCIAL, INC. (Nasdaq Small Cap Market symbol: CRWF) today announced that it has signed a definitive agreement to merge with TeleSpectrum Worldwide, Inc. (Nasdaq NMS symbol: TLSP). The terms of the merger call for each share of CRWF stock to be exchanged for .709 shares of TLSP common stock. Immediately prior to the merger CRWF expects to declare and pay a cash dividend equal to its net assets as of the closing date of the merger, currently estimated at approximately $0.18 per share. CRWF expects that for Federal income tax purposes it will not have any gain in connection with the merger. The completion of the merger is expected to occur in the fourth quarter of 1998 and is subject to the approval of CRWF's shareholders, termination of the waiting period under the Hart-Scott-Rodino Act and the completion of CRWF's sale of its Casino Money Centers, Inc. ("CMC") subsidiary. CRWF is currently negotiating a definitive agreement to sell CMC to an entity controlled by J. Brian O'Neill, CRWF's Chief Executive Officer.

The cash proceeds from the sale of Casino Money Centers, Inc. will be used to extinguish all of CRW's liabilities existing immediately prior to closing. The remaining cash on hand will be used to fund the dividend to be paid immediately prior to the merger. In addition, all outstanding options, warrants and rights pursuant to convertible indebtedness to acquire CRWF common stock will be converted into right to acquire the TLSP stock.

CRW Financial, Inc. founded TLSP in April 1996. TLSP is a premier provider of call center related services. CRWF currently owns 6.268.173 shares of TLSP common stock (excluding 678,410 shares of TLSP common stock owned by CRWF, but subject to call options written by CRWF with an exercise price of $1.50 per share). CRW currently has 6,533,209 shares of CRW common stock outstanding. In addition, options, warrants and rights pursuant to convertible indebtedness to purchase 1,920,745 shares of CRW are currently exercisable. The aggregate exercise proceeds from the derivatives described above is $5,582,424.

This press release contains forward-looking statements relating to the closing of the merger and sale of CMC and certain other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the merger or the sale of CMC to be terminated. The words "expects" and "approximately" identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.